Exhibit 99.1

News Release

COMPANY CONTACT
Doug Baker
Chief Financial Officer
Applied Nanotech Holdings, Inc.
248.391.0612
dbaker@ameritech.net

APPLIED NANOTECH HOLDINGS, INC. ANNOUNCES CHANGES TO MANAGEMENT
 TEAM AND BOARD OF DIRECTORS

Austin, TX – May 15, 2009 – Applied Nanotech Holdings, Inc. (OTC BB: APNT), today announced that Thomas F. Bijou  has resigned as Chief Executive Officer, Chairman of the Board, and a member of the Board of Directors of the Company for personal reasons, effective immediately. Mr. Bijou will remain available for the next three months to assist with transition issues.

Dr. Robert Ronstadt, a member of the Board of Directors since January 2003, was elected Chairman of the Board of Directors. Dr. Ronstadt is founder of Consilience Learning, a company that currently develops and distributes software that promotes visual learning for the K-12, special needs, and higher education markets. He was formerly CEO and Chairman of Lord Publishing, a producer of financial applications software. Most recently, he was Vice President of Technology Commercialization at Boston University. Prior to that he served for five years as Director of IC2 Institute at the University of Texas at Austin, where he held the J. Marion West Chair for Constructive Capitalism.

Douglas P. Baker, the Company’s Chief Financial Officer was appointed Chief Executive Officer of the Company. Mr. Baker has been with the Company since 1996, when he was appointed CFO. During his tenure as CFO, he has been involved in virtually all aspects of the Company, including business negotiations, capital raising, strategy development, day to day operating activities, and numerous other areas.

“We are grateful to Tom for his outstanding service to the Company,” said Dr. Robert Ronstadt, Chairman of the Board. “Tom’s efforts have enabled us to position the Company for future growth on a profitable basis. Everyone on the Board wishes Tom the very best in his future endeavors.”

‘I am honored that the Board has chosen me to help guide the Company to profitability,” said Douglas P. Baker. “I am excited by the significant opportunities in front of us and look forward to achieving our strategic goals in the coming months. We have more opportunities, covering a broader range of areas, than I can ever recall in my thirteen years with the Company.”

ABOUT APPLIED NANOTECH HOLDINGS, INC.

Applied Nanotech Holdings, Inc. is a premier research and commercialization organization focused on solving problems at the molecular level. Its team of PhD level scientists and engineers work with companies and other organizations to solve technical impasses and create innovations that will create a competitive advantage. It also possesses investments related to electronic digitized sign technology. Applied Nanotech has over 250 patents or patents pending and its business model is to license its technology to partners that will manufacture and distribute products using the technology. Applied Nanotech’s website is www.appliednanotech.net.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements that involve risks and uncertainties concerning our business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report on Form 10-K for the fiscal year ended December 31, 2008, and in reports subsequently filed by us with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from our website listed above. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

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